CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

RT TECHNOLOGIES, INC.

(Pursuant to Sections 78.1955 of the

Nevada Revised Statutes)

RT Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the “Nevada Revised Statutes”),

DOES HEREBY CERTIFY:

1. That the Board of Directors duly adopted resolutions, and in so doing, (a) designating the rights of the Series A Preferred Stock, par value $.001 per share, and (b) authorizing the appropriate officers of this Corporation to issue said shares and file this Certificate of Designation (the “Certificate”):

RESOLVED, that the Articles of Incorporation of this corporation be amended and by revising Article Four as follows:

ARTICLE FOUR

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

4.1           Authorized Capital Stock.  The aggregate number of shares which this Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, consisting of (a) Ninety Million (90,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and (b) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to, and restrictions imposed upon, the shares of each class are as follows:

4.2           Common Stock. Each outstanding share of Common Stock of the Corporation shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of the shareholders.  A majority of all shares of stock, both Common Stock and Preferred Stock, entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the NRS, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders.

4.3           Preferred Stock. Shares of Preferred Stock may be issued in any number of series from time to time by the Board of Directors, subject to the rights of any holders of Preferred Stock as described herein, and the Board of Directors, pursuant to the Corporation’s Articles of Incorporation and Bylaws, is expressly authorized to fix by resolution or resolutions the designations and the voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of Preferred Stock. The voting powers, designations, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of the preferred stock, in one or more series, shall be as follows:

A.           Series A Preferred Stock. The Corporation is authorized to issue up to Ten Million (10,000,000) shares of Preferred Stock. Ten Million (10,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, privileges and restrictions, qualifications and limitations.

               1.           Voting Rights.  On any matter presented to the common stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), notice shall be presented to the holders of the Series A Preferred Stock, and each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast 100 votes for each share of Series A Preferred Stock held.  Except as provided by law or by the other provisions of this Certificate, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

2.          Series A Preferred Stock Protective Provisions.   In addition to any other rights provided by law, at any time any shares of Series A Preferred Stock are outstanding, as a legal party in interest, the Corporation, through action directly initiated by the Corporation’s Board of Directors or indirectly initiated by the Corporation’s Board of Directors through judicial action or process, including any action by common shareholders, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without first obtaining the affirmative written consent of 51% of the Series A Holders:

a.                   amend, alter or repeal any provision of the Articles of Incorporation, this Certificate or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock in any respect;

b.                    declare or pay any dividends or make any distributions to any holder(s) of Common Stock or other equity security of the Corporation or purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Corporation;

c.                    sell, transfer or otherwise dispose of any properties, assets and rights including, without limitation, its intellectual property;

d.                    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to dividends, the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the accrual of payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or the payment of dividends and rights of redemption;

e.                    (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege;

f.                    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

g.                    create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $500,000 other than equipment leases or bank warehouse lines of credit, unless such debt security has received the prior approval of the Board of Directors; provided, however, that the Corporation may incur up to an aggregate of $3,000,000 for a non-equity linked, non convertible debt unsecured financing;

h.                   create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; and

i.                      initiate any action with a regulatory, governmental, administrative, judicial entity or individual in an attempt to abrogate or diminish in any way the rights, preferences and privileges of these Series A Preferred Stock.

                   3.           Transfer Agent.  So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not change transfer agents without the express written consent of 100% of the Series A Holders.

                   4.           Redemption.  The Series A Preferred Stock shall not be redeemable by the Corporation.

                   5.           Re-issuance.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion, redemption or otherwise shall be reissued as Series A Preferred Stock, and all such shares thereafter shall be returned to the Corporation’s treasury under the status of undesignated and un-issued shares of Preferred Stock of the Corporation.

                   6.           Notices. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

  7.          Transfer Agent Notice.   The Corporation shall immediately, upon filing of this Certificate of Amendment, provide its transfer agent with copies of this Certificate of Amendment and notify its transfer agent of all rights, conditions, terms and requirements hereunder. In the event the Corporation changes transfer agents following the filing of this Certificate of Amendment, any new transfer agent shall immediately receive copies of these Articles and be notified of all rights, conditions, terms and requirements hereunder.

  8.           Waiver.  Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

  9.           Severability.  If any word, phrase, provision or clause of this Certificate is deemed to be invalid, illegal, or unenforceable, only specific content shall be deemed stricken from this Certificate and all remaining language, content, rights, restrictions and privileges of this Certificate shall remain in effect.  If any word, phrase, provision or clause of this Certificate is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

*     *     *

2.           That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the Nevada Revised Statutes.

3.           That this the execution, filing and performance of this Certificate of Designation of Series A Preferred Stock, has been duly adopted in accordance with the Nevada Revised Statutes and the by-laws and Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, this Certificate of Designation of Series A Preferred Stock has been executed by a duly authorized officer of this corporation on this 20th day of April 2012.

RT TECHNOLOGIES, INC.

                    /s/ Angela Ross

                    By: Angela Ross

                    Its:                                               President